                                                                    EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-32520) pertaining to the Viragen (Europe) Ltd. 1997 Stock Option Plan and Stock Option Agreement with a Key Executive of Viragen (Europe) Ltd. of our report dated June 18, 2001 (except for the second paragraph of Note 1, as to which the date is September 28, 2001), with respect to the consolidated financial statements of BioNative AB for the years ended December 31, 2000 and 1999, included in Viragen (Europe) Ltd.'s Current Report on Form 8-K/A dated December 11, 2001.

                              /s/ Ernst & Young AB
Umea, Sweden
December 10, 2001